Exhibit 99.1

CORPORATE INVESTOR RELATIONS
Contact:	Scott Montgomery, President & CEO	5333 15TH AVENUE SOUTH, SUITE 1500

smontgomery@mnbla.com

SEATTLE, WA 98108

David Brown, Exec VP & CFO

206.762.0993.

david.brown@mnbla.com

310-277-2265

NEWS RELEASE

National Mercantile Profits Triple in Second Quarter Setting New Record

Earnings Top $1 Million Fueled by Expanding Margin

Los Angeles, California – July 27, 2005 – National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today reported second quarter profits exceeded $1 million for the first time in the company’s history, growing 200% from the second quarter a year ago and 10% from the first quarter this year.  Fueled by a 143 basis point increase in the net interest margin and solid asset quality, National Mercantile’s second quarter earnings nearly tripled to $1.0 million, or $0.22 per diluted share, compared to $345,000, or $0.08 per diluted share in the second quarter of 2004.  In the first half of 2005, earnings increased 211% to $2.0 million, or $0.42 per diluted share, compared to $636,000, or $0.14 per diluted share, in the first half a year ago.  The financial results are unaudited for the second quarters ended June 30, 2005 and 2004.

“Improving profitability has been our priority over the past few years, and that focus is beginning to generate solid returns.  For the last four quarters, our results have all been at or near record levels.  While we do not expect to continue to double and triple earnings growth each quarter, we are confident the improvements in profitability are producing sustainable growth in after tax earnings.” said Scott A. Montgomery, President and CEO.

“Southern California continues to enjoy strong economic activity and the niche markets we serve – entertainment, professional services, non-profits, real estate services and healthcare – remain strong in the affluent communities where our offices are located.  Near the end of the second quarter we added two key individuals to our staff.  Cathy Hudnall Dickson joined us as Executive Vice President and Department Head of Healthcare lending with 30 years of banking and 12 years of Healthcare lending.  Nabil Khoury joined us as Senior Vice President and Manager of our San Fernando Valley Regional Office with over 14 years of commercial banking and leadership experience.  Both of these individuals have filled key marketing, management and leadership positions in our organization.”

FINANCIAL HIGHLIGHTS (at or for quarter and six months ended June 30, 2005, compared to June 30, 2004)

•                  Revenue grew 34% to $5.4 million in 2Q05 and rose 33% to $10.6 million year-to-date.

•                  Net interest income before provision for loan losses grew 40% in both 2Q05 and year-to-date.

•                  Net interest margin expanded 143 basis points to 5.81% in 2Q05 and rose 131 basis points to 5.67% in the first half of 2005.

•                  Loans grew 8% to $308 million with construction loans rebounding.

•                  The efficiency ratio improved significantly to 66.99%.

•                  Deposits grew 9% to $350 million, with non-interest bearing demand deposits rising 18%.

•                  Asset quality was solid with nonperforming assets to total assets of 0.34%.

REVIEW OF OPERATIONS

Revenue (net interest income before provision for credit losses plus non-interest income) rose 34% in 2Q05 to $5.4 million versus $4.0 million in 2Q04.  Year-to-date revenue was up 33% to $10.6 million compared to $7.9 million in the first half of 2004.  Second quarter net interest income before provision for credit losses grew 40% to $5.1 million.  In the first half of 2005, net interest income grew 40% to $9.9 million with interest income rising 41%.

(more)

National Mercantile EPS Up175% to $0.22 in 2Q05

July 27, 2005

National Mercantile’s net interest margin was 5.81% for the second quarter of 2005 and 5.67% year-to-date, compared to 4.38% and 4.36% in the respective periods of 2004.  “Our balance sheet is structured to benefit from rising short-term rates, which contributed to expanding net interest margin this year.  We also have added several hedging instruments to protect margin should short-term interest rates decline,” said David R. Brown, Chief Financial Officer.  “Our hedging strategy utilizing interest rate floors does not reduce opportunity for further margin expansion should rates continue to rise and provides a safety net for a portion of our interest income on adjustable rate loans.  We utilize various strategies to mange our interest rate risk, however, there can be no assurances that the use of these hedges will enable us to fully protect today’s margins.”

The company did not make a provision for credit losses during the second quarter of 2005 or 2004 reflecting the overall improvement in the performance of the loan portfolio and net recoveries in the 2005 quarter.  Despite not making a provision, National Mercantile’s allowance for credit losses improved to 1.35% of gross loans due to recoveries during the quarter.  The provision totaled $89,000 year-to-date, compared to no provision in the prior year period.  Second quarter non-interest income totaled $299,000 compared to $402,000 in the second quarter a year ago, reflecting lower fees from deposit-related products and other client services.  Year-to-date, non-interest income totaled $621,000 compared to $867,000 a year ago as a result of the decline in deposit-related fees and other client services.

“Overhead expenses grew 5% in the second quarter of 2005 and 3% year-to-date, reflecting on-going efforts to improve productivity and lower occupancy costs from the consolidation and relocation of the main offices,” said Brown.  Non-interest expense in the second quarter of 2005 was $3.6 million compared to $3.4 million in the second quarter a year ago.  Non-interest expense was $7.1 million year-to-date, compared to $6.9 million in the first half a year ago.  The increase in expenses was primarily related to legal fees for a single loan, which has now been resolved and an increase in other professional services due to increased audit and consulting fees.

Operating efficiencies continued to improve during the quarter and year-to-date, reflecting top-line growth and cost control efforts.  The efficiency ratio in 2Q05 improved to 66.99% compared to 67.26% in 1Q05 and 85.46% in 2Q04.  In the first half of 2005, the efficiency ratio improved to 67.12% from 86.42% in the first half of 2004.  “Our strategy is to continue to grow revenues while restraining expense growth to generate further productivity improvement,” said Montgomery.  The efficiency ratio, calculated by dividing non-interest expense by net interest income and non-interest income, measures overhead costs as a percentage of total revenues.

BALANCE SHEET PERFORMANCE

The loan portfolio grew 8% to $308.7 million at June 30, 2005, compared to $286.4 million at June 30, 2004, but down slightly from the beginning of the quarter.  “We are generating solid volumes in new adjustable rate loans and new construction loans.  A few competitors, however, have been aggressively pursuing extended-term fixed rate loans, and we have seen some of our adjustable rate portfolio run off.  We have chosen to participate in the long-term fixed loans market as it relates to our existing clients, but not to take long term interest rate risk that could negatively affect our margins in future years,” Montgomery said.  “Fortunately, our expertise in specific market segments and the value we bring to the table can give us a solid position with our business clients and allow us to be more judicious in our portfolio positioning.  We also anticipate using hedges, floors, caps and other money market instruments, as appropriate and cost effective, to provide a margin of protection against significant changes in market interest rates.”

“Just as we have decided to focus on shorter-term fixed rate loans and long-term adjustable loans, we have also chosen to be conservative in other areas of our lending and underwriting standards,” said Robert W. Bartlett, Chief Credit Officer.  “While there is much speculation about a real estate bubble in the high value markets in the US, and we certainly serve the high-end of the Southern California market, we utilize strong underlying credit fundamentals in the businesses we lend to and the real estate collateral we lend on.  Our primary exposure to a housing decline is modest with less than 9% of our portfolio in single family or multifamily loans.”

Furthermore, the housing supply continues to lag demand.  According to a June 28, 2005, news release from the California Building Industry Association, “…housing starts should again top 200,000 units this year, but … the fact remains that even more new homes and apartments need to be built to keep up with continued strong demand.  The state’s population continues to grow by 500,000 to 600,000 people each year, so we need to be building nearly 250,000 homes a year just to keep up.” ( Source http://www.cbia.org/index.cfm?pageid=1173)

LOAN PORTFOLIO COMPOSITION:

	June 30, 2005		June 30, 2004
(Dollars in thousands)	Amount	%	Amount	%
Commercial loans - secured and unsecured	$94,117	31%	$82,293	29%
Real estate loans:
Secured by commercial real properties	126,081	41%	145,031	50%
Secured by multifamily residential properties	17,532	6%	12,536	4%
Secured by one to four family residential properties	9,953	3%	7,630	3%
Total real estate loans	153,566	50%	165,197	57%
Construction and land development loans	56,843	18%	37,053	13%
Consumer: installment, home equity and unsecured	4,203	1%	1,864	1%

Total loans outstanding	$308,729	100%	$286,407	100%

Total assets grew to $403.7 million at June 30, 2005, compared to $387.2 million a year earlier.  Total deposits increased 9% to $350.3 million at June 30, 2005, compared to $322.0 million a year earlier. Non-interest bearing demand deposits increased 18% and now represent 42% of total deposits.  Core deposits, excluding time certificates, account for 78% of total deposits at June 30, 2005.

Shareholders’ equity increased 13% to $36.4 million, or a book value per share of $8.09, at June 30, 2005, compared to $32.2 million, or a book value per share of $7.23 per share, at June 30, 2004.  Tangible book value per share increased 27% to $7.14 per share at June 30, 2005 from $5.61 per share at June 30, 2004.  All per share calculations assume full conversion of non-cumulative preferred stock and dilutive stock options.

At this year’s annual meeting, shareholders approved an amendment to terms of the Company’s Series A Preferred to provide for the automatic conversion of all shares of Series A Preferred into common shares upon the approval of a majority of holders of the Series A Preferred.  On June 23, 2005, the holders of a majority of the Series A Preferred approved the conversion and the 643,893 outstanding shares of the Series A Preferred were converted into 1,287,786 shares of common stock.  In addition, conversion of the Series B Preferred shares into common shares is expected in the third quarter of this year.  These conversions will simplify the company’s capital structure and improve clarity of per share results in future reports.

“Asset quality continues to be a priority for our lending operation, and the strides we have made are reflected in the mid-year numbers,” said Montgomery.  At quarter-end, non-performing assets totaled $1.4 million, or 0.34% of total assets, compared to $2.9 million, or 0.74% of total assets at December 31, 2004 and $1.3 million, or 0.34% of total assets at June 30, 2004.

Net loans charged-off, another measure of asset quality, were insignificant as we recorded net recoveries during the second quarter.  In 2Q05, net recoveries totaled $132,000 compared to net recoveries $58,000, a year ago.  The allowance for credit losses increased 12% to $4.1 million, or 1.35% of gross loans, at June 30, 2005 as compared to $3.7 million, or 1.29% of gross loans, at June 30, 2004.

LOOKING AHEAD

“We have established a strong platform for profitability and are beginning to generate momentum in our earnings performance.  With the expansion of our lending team, strong loan quality, solid margins, and strong demand for business loans, our outlook for the remainder of this year and into 2006 is bright,” Montgomery said.

ABOUT NATIONAL MERCANTILE BANCORP

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets.  The banks’ focus is on business banking with specialty lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations.  The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

This press release contains forward-looking statements about the Company.  Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing.  Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions.  Do not rely unduly on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date.  Many factors, most beyond the company’s control, could cause actual results to differ significantly from the Company’s expectations.  These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio, the Company’s abilities to realize further efficiencies and achieve growth targets, and finalization of year-end audit results.  These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

Quarterly Income Statement

	For the Three Months Ended
(Unaudited)	June 30,	March 31,	June 30,	Annual %
(In thousands, except share data)	2005	2005	2004	Change
Interest income	$6,089	$5,837	$4,316	41.1%
Interest expense	1,016	976	694	46.4%
Net interest income before provision for credit losses	5,073	4,861	3,622	40.1%
Provision for credit losses	—	89	—	n/a
Net interest income after provision for credit losses	5,073	4,772	3,622	40.1%
Other operating income:
Deposit-related and other customer services	269	297	382	-29.6%
Other operating income	30	25	20	50.0%
Total other operating income	299	322	402	-25.6%
Other operating expenses	3,599	3,486	3,439	4.7%
Income before provision for income taxes	1,773	1,608	585	203.1%
Provision for income taxes	736	667	240	206.7%
Net income	$1,037	$941	$345	200.6%

Earnings per share:
Basic	$0.33	$0.32	$0.12	175.0%
Diluted	$0.22	$0.20	$0.08	175.0%
Weighted average shares outstanding:
Basic	3,126,701	2,972,923	2,906,241
Diluted	4,703,484	4,651,028	4,551,564

RATIOS
Return on quarterly average assets	1.09%	0.96%	0.37%
Return on quarterly average equity	11.64%	10.80%	4.28%
Net interest margin - average earning assets	5.81%	5.45%	4.38%
Operating expense ratio	3.77%	3.56%	3.69%
Efficiency ratio (a)	66.99%	67.26%	85.46%

(a) Other operating expense divided by net interest income and other operating income.

Year-to-Date Income Statement

	For the Six Months Ended
(Unaudited)	June 30,	June 30,	Annual %
(In thousands, except share data)	2005	2004	Change
Interest income	$11,926	$8,457	41.0%
Interest expense	1,992	1,384	43.9%
Net interest income before provision for credit losses	9,934	7,073	40.4%
Provision for credit losses	89	—	n/a
Net interest income after provision for credit losses	9,845	7,073	39.2%
Other operating income:
Net gain on sale of securities	—	19	-100.0%
Deposit-related and other customer services	566	802	-29.4%
Other operating income	55	46	19.6%
Total other operating income	621	867
Other operating expenses	7,085	6,862	3.2%
Income before provision for income taxes	3,381	1,078	213.6%
Provision for income taxes	1,403	442	217.4%
Net income	$1,978	$636	211.0%

Earnings per share:
Basic	$0.65	$0.22	195.5%
Diluted	$0.42	$0.14	200.0%
Weighted average shares outstanding:
Basic	3,050,237	2,858,382
Diluted	4,689,249	4,607,981
Total shares outstanding (b)	4,320,874	4,242,949

RATIOS
Return on average assets	1.03%	0.35%
Return on average equity	11.23%	3.95%
Net interest margin - average earning assets	5.67%	4.36%
Operating expense ratio	3.67%	3.75%
Efficiency ratio (a)	67.12%	86.42%

(a) Other operating expense divided by net interest income and other operating income.

(b) includes assumed conversion of currently convertible Series A preferred stock into common stock

Balance Sheet

(Unaudited) (In thousands, except share data)	June 30, 2005	March 31, 2005	June 30, 2004	Annual Change
ASSETS
Cash and due from banks-demand	$19,294	$16,562	$21,990	-12%
Due from banks-interest bearing	2,000	2,728	2,728	-27%
Federal funds sold and securities purchased under agreements to resell	9,000	—	4,000	125%
Investment securities	46,335	39,125	51,912	-11%
Loans
Commercial	94,117	99,176	82,293	14%
Real estate	153,566	156,816	165,197	-7%
Construction and land development	56,843	50,019	37,053	53%
Consumer and other loans	4,203	3,545	1,864	125%
Total loans outstanding	308,729	309,556	286,407	8%
Deferred net loan fees	(1,201)	(1,056)	(822)	46%
Loans receivable, net	307,528	308,500	285,585	8%
Allowance for credit losses	(4,146)	(4,014)	(3,691)	12%
Net loans receivable	303,382	304,486	281,894	8%
Goodwill and intangible assets	4,744	4,799	4,967	-4%
Accrued interest receivable and other assets	18,929	19,306	19,706	-4%
Total assets	$403,684	$387,006	$387,197	4%
LIABILITIES and CAPITAL
Deposits:
Noninterest-bearing demand	$145,997	$121,793	$123,947	18%
Interest-bearing demand deposits	31,284	30,050	30,608	2%
Money market accounts	65,894	72,615	80,015	-18%
Savings	30,555	32,762	37,664	-19%
Time certificates of deposit:
$100,000 or more	56,079	47,430	28,018	100%
Under $100,000	20,501	21,125	21,763	-6%
Total deposits	350,310	325,775	322,015	9%
Other borrowings	0	9,900	16,400	-100%
Junior subordinated deferrable interest debentures	15,464	15,464	15,464	0%
Accrued interest and other liabilities	1,478	1,066	1,088	36%
Total liabilities	367,252	352,205	354,967	3%
Total shareholders’ equity	36,432	34,801	32,230	13%
Total liabilities and shareholders’ equity	$403,684	$387,006	$387,197	4%
Book value per common share	$8.09	$7.71	$7.23	12%
Tangible book value per common share (c)	$7.14	$6.74	$5.61	27%

(c) Total common equity, less goodwill and other intangible assets; divided by fully-diluted shares outstanding.

Selected Financial Condition Ratios:

(Unaudited)	June 30,	March 31,	June 30,
(In thousands, except ratios and shares)	2005	2005	2004

Average quarterly assets	$383,244	$397,055	$373,791

Nonperforming assets
Nonaccrual loans	300	—	289
Loans 90 days past due and still accruing	—	1,804	6
Other real estate owned	1,056	1,056	1,010
Total nonperforming assets	1,356	2,860	1,305

Nonperforming assets to total assets ratio	0.34%	0.74%	0.34%
Loan to deposit ratio	87.79%	94.70%	88.69%
Allowance for credit losses to total loans	1.35%	1.30%	1.29%
Allowance for credit losses to nonperforming assets	305.75%	140.35%	282.84%

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Note: Transmitted on Prime Zone on July 27, 2005 at 9:08 a.m. PDT.